4th Quarter 2025 February 19, 2026 Earnings Presentation

Company Overview ACIC is a specialty underwriter of catastrophe exposed commercial property insurance. American Coastal Insurance Corp. (Nasdaq: ACIC) is the insurance holding company for American Coastal Insurance Company (AmCoastal), a Florida domiciled P&C carrier, and Skyway Underwriters (SKU), a managing general agency, along with other operating affiliates. AmCoastal is a balance sheet underwriter and has the #1 market share of commercial residential property insurance in Florida with roughly 4,300 policies and $612 million of premium in-force. AmCoastal has earned an underwriting profit every year since its inception in 2007. SKU is an MGA focused on producing & underwriting commercial property insurance on behalf of our risk bearing entities. ACIC as of December 31, 2025 Total Assets: $1.07 billion Total Equity: $317.6 million Annualized Revenue: $335.4 million Employees: 68 Headquarters: St. Petersburg, FL Credit Rating: BBB- Specialty Commercial Property Managing General Agency

Executive Summary 4Q-25 Results Non-GAAP Core Income of $25.8m ($0.52) increased $19.8m (+330.0%) from $6.0m ($0.12) y/y due to decreased losses incurred y/y as Hurricane Milton made landfall in Q4 2024 resulting in a full $20.5M retention. Net premiums earned grew $5.8m (+7.9%) to $79.3m y/y. Our combined ratio of 58.6% decreased from 91.9% last year due to Hurricane Milton driving 27.8 points of our 2024 ratio and our Non-GAAP underlying combined ratio (which excludes current catastrophe losses and PY development) was 58.9% which decreased from 65.9% in the prior year due to a lower current year expense ratio. FY25 ended with a combined ratio of 60.1% and underlying combined ratio of 61.5%. We experienced $1.1M catastrophe losses in the quarter and had $1.2m of favorable prior year reserve development. Stockholders’ equity increased $81.9 million from December 31, 2024, to $317.6m or $6.51 per share and $6.66 per share excluding unrealized losses in accumulated other comprehensive income. Tangible book value per share increased to $5.37 per share. This was inclusive of a $0.75 special dividend declared in the fourth quarter of 2025. Other Highlights The Florida commercial property market continued to soften during the fourth quarter with average premiums down -13% in December. Successfully renewed our All Other Perils (AOP) Catastrophe Excess of Loss & Catastrophe Aggregate (AGG) reinsurance programs effective January 1, 2026 with a significant risk-adjusted rate decrease and expanded panel of reinsurers. ACES Specialty Insurance Company is pending regulatory approval and our expanded partnership with AmRisc to co-participate in their nationwide commercial property E&S portfolio begins March 1, 2026.

4Q-25 Financial Scorecard The Company is proud to report another strong quarter. 4Q-25 = $0.52 vs. Analysts’ Avg Est. = $0.41 4Q-25 = $6.51 vs. Analysts’ Avg Est. = $6.37* 4Q-25 = 58.6% vs. Analysts’ Avg Est. = 70.3% 4Q-25 = 35.0% vs. Analysts’ Avg Est. = 24.0% Core Earnings per Share (CEPS) Book Value per Share (BVPS) Combined Ratio (CR) Core Return on Equity (CROE)

4Q-25 & FY25 Summary of Key Results Our combined and underlying combined ratios improved y/y despite the softening market environment.

4Q-25 Operating Overview Revenues grew year over year as the impact of quota share reductions continues to be earned. Lower reinsurance costs impacted our net earned premiums positively, and operating costs remain relatively flat, driving additional earnings y/y. Underlying losses remain stable y/y, driven by our underwriting expertise.

FY 2025 Operating Overview The Company is proud to report another strong year, with double digit revenue growth. New business growth, combined with lower reinsurance costs and reduced quota share coverage, drove double digit revenue growth y/y. This was partially offset by operating expense, which increased in line with expectations mainly as the result of increased premiums. Underlying losses remain stable, resulting in another year of strong earnings.

Balance Sheet Highlights Liquidity and Book Value surged in 2025 due to strong underwriting results and inclusive of a $0.75 special dividend.

Liquidity and Book Value Trends The Company continues to build its liquidity position and book value through earnings. *2024 - $0.50 special dividend declared *2025 - $0.75 special dividend declared 3-YR CAGR – 20.2% 3-YR CAGR – 50.0%

Investment Portfolio Overview The Company’s high quality fixed income investments provide steady investment income with minimal risk. The Company continues to keep significant cash on hand as yields remain strong and invest funds as the Company’s risk appetite dictates.

1/1/26 AOP CAT Renewal Structure & Highlights

1/1/26 CAT Aggregate: Structure & Highlights

Cautionary Statements This presentation and the accompanying remarks contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements include expectations regarding our diversification, growth opportunities, retention rates, liquidity, investment returns and ability to meet our investment objectives and to manage and mitigate market risk with respect to our investments. These statements are based on current expectations, estimates and projections about the industry and market in which we operate, and management’s current beliefs and assumptions. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "endeavor," "project," "believe," "anticipate," "intend," "could," "would," "estimate" or "continue" or the negative variations thereof, or comparable terminology, are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The risks and uncertainties include, without limitation: the regulatory, economic and weather conditions in the states in which we operate; the impact of new federal or state regulations that affect the property and casualty insurance market; the cost, variability and availability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to attract and retain the services of senior management; the outcome of litigation pending against us, including the terms of any settlements; dependence on investment income and the composition of our investment portfolio and related market risks; our exposure to catastrophic events and severe weather conditions; downgrades in our financial strength ratings; risks and uncertainties relating to our acquisitions, including our ability to successfully integrate the acquired companies; and other risks and uncertainties described in the section entitled "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report in Form 10-K for the year ended December 31, 2024 and 2023. We caution you not to place undue reliance on these forward looking statements, which are valid only as of the date they were made. Except as may be required by applicable law, we undertake no obligation to update or revise any forward-looking statements to reflect new information, the occurrence of unanticipated events, or otherwise. This presentation contains certain non-GAAP financial measures. These measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for GAAP measures. See our earnings release, Form 10-K , Form 10-Q and Form 10-Q/A for further information regarding these non-GAAP financial measures.